UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event): June 11, 2025

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-14310

Delaware	41-1838504
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

551 Madison Ave Suite 800 New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 220-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not applicable	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on May 30, 2024, GlassBridge Enterprises, Inc. (the “Company”) entered into a certain Limited Guaranty, Pledge and Security Agreement (the “Pledge Agreement”) in favor of Western Alliance Bank (“WAB”). Pursuant to the Pledge Agreement, the Company pledged its right, title and interest in certain agreements related to mortgage servicing rights (the “Collateral”) to WAB, as security for certain obligations of its third party servicer under such servicer’s loan agreement with WAB (the “WAB Loan”). As of today, the amount outstanding under the WAB loan was approximately $34.1 million secured by Collateral with a fair market value of at least $61.9 million.

On June 11, 2025, the Company received a notice that its third party servicer had defaulted on the WAB Loan as a result of its (i) failure to maintain the level of liquid assets required under the WAB Loan, (ii) its failure to provide certain audited financial statements, and (iii) its temporary suspension as an approved seller of Fannie Mae Mortgage Loan pools. As a result, WAB may be entitled to foreclose upon the Collateral. The Company has been informed by its third party servicer that the default will be cured promptly and does not anticipate that any such foreclosure will occur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlassBridge Enterprises, Inc.

Date:	June 17, 2025	By:	/s/ Daniel Strauss
Daniel Strauss
Chief Executive Officer